Exhibit 2.1

Membership Interest Purchase AGREEMENT

THIS Membership Interest Purchase AGREEMENT (this “Agreement”) is dated as of October 11, 2019, by and among B. Riley Brand Management LLC, a Delaware limited liability company (“Buyer”), BR Brand Holdings LLC, a New York limited liability company (the “Company”), BR BRAND ACQUISITION LLC, a New York limited liability company (“Holdco”), and, solely with respect to Sections 1.1(b), 6.8 and 6.11 hereof, B. Riley Financial, Inc., a Delaware corporation (“B. Riley”). Buyer, the Company, Holdco and B. Riley are each referred to herein as a “Party” and referred to herein collectively as the “Parties”. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in Section 12.

RECITALS

This Agreement is made with reference to the following facts:

A.       The Company is a direct wholly-owned subsidiary of Holdco. Buyer is an indirect wholly-owned subsidiary of B. Riley.

B.       As of the date hereof, the companies listed on Schedule A attached hereto (each, a “Brand Company” and collectively, the “Brand Companies”) each own, control or exercise rights with respect to the Trademarks, the Domain Names and the Licenses, as well as the other Contracts and assets set forth on Schedule 1.1 of the Disclosure Schedule, as well as all service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin owned by the Brand Companies related to the foregoing (collectively, the “Brand Assets”).

C.       Concurrently with and automatically upon the Closing, all of the right, title and interest of each Brand Company in and to all of the Brand Assets, will be sold, assigned, transferred, conveyed and delivered to Holdco (through a single transaction or a series of related transactions), and immediately thereafter Holdco will automatically contribute all of the Brand Assets to the Company, each such transaction to be completed pursuant to agreements executed contemporaneously with this Agreement (such agreements, the “Pre-Closing Transaction Documents,” and such transactions, the “Pre-Closing Transactions”).

D.       At the Closing, Buyer and B. Riley desire to pay and/or issue, as applicable, the Aggregate Consideration to Holdco in exchange for Holdco selling, assigning, transferring, conveying and delivering to Buyer an 80.0% limited liability company interest in the Company as described herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                  Purchase and Sale; Consideration; Escrow.

1.1              Consideration. Subject to the terms and conditions of this Agreement, at the Closing, (a) Buyer shall pay to Holdco an amount in cash equal to the (x) Closing Payment minus

(y) the Escrowed Closing Payment Amount (such difference, the “Non-Escrowed Closing Payment Amount”), which shall be payable by wire transfer to such account which is designated in writing by Holdco at least two (2) business days prior to the Closing (the “Designated Account”), (b) B. Riley shall issue the B. Riley Warrant to Bluestar Alliance LLC and (c) Holdco and Buyer shall provide a joint written instruction to the Escrow Agent to deliver the Escrowed Amount to the Designated Account ((a) through (c) taken together, the “Aggregate Consideration”).

1.2              Contribution of Brand Assets; Purchase and Sale of Membership Interests. Subject to the terms and conditions of this Agreement, (a) concurrently with and automatically upon the Closing, Holdco shall cause the completion of the Pre-Closing Transactions, including the sale, assignment, transfer, conveyance and delivery to Holdco, and the contribution to the Company, as applicable, of all of the Brand Assets, in each case free and clear of any Liens (other than Permitted Liens), and (b) at the Closing, Holdco shall sell, assign, convey, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Holdco, an 80.0% limited liability company interest in the Company (the “Transferred JV Interest”), subject to and in accordance with the terms of the Operating Agreement.

1.3              Tax Matters. For federal income tax purposes (and, to the extent applicable, state and local income tax purposes) the Parties agree to treat the transactions effected pursuant to this Section 1 as a taxable sale by Holdco to Buyer of an undivided 80% interest in the Brand Assets (the “Sold Assets”) in exchange for the Aggregate Consideration, followed by contributions described in Section 721(a) of the Code of the Sold Assets by Buyer to the Company and of an undivided 20% interest in the Brand Assets by Holdco to the Company. The Parties shall prepare and file all tax returns in a manner consistent with the foregoing tax treatment.

1.4              Escrow. On or prior to the date of this Agreement, Buyer shall or shall cause 50% of the Closing Payment (the “Escrowed Closing Payment Amount”) to be deposited into escrow with Axos Bank, a federal savings association (the “Escrow Agent”) in accordance with the terms of an escrow agreement to be agreed among Buyer, Holdco and the Escrow Agent on or prior to the date of this Agreement (the “Escrow Agreement”). The Escrow Agreement shall require the Escrow Agent to release the Escrowed Closing Payment Amount (i) at the Closing, to Holdco in accordance with the terms of Section 1.1, or (ii) upon the earlier termination of this Agreement pursuant to Section 7, to Buyer or another Person designated in writing to the Escrow Agent by Buyer.

2.                  CLOSING. Subject to the terms of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place automatically upon the date of expiration or earlier termination of the waiting period applicable to the consummation of the Transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (such date, the “Closing Date”).

3.                  DELIVERIES.

3.1              Holdco Deliveries. On the date hereof, Holdco or the Company, as applicable, shall deliver, or shall cause to be delivered, to Buyer each of the following, to be held in escrow by Buyer and automatically released upon the delivery of the Aggregate Consideration at the Closing:

(a)                evidence reasonably satisfactory to Buyer that the Pre-Closing Transactions, including the sale, assignment, transfer, conveyance and delivery of the Brand Assets to the Company, will be completed prior to or concurrently with the Closing, in each case free and clear of any Liens (other than Permitted Liens), other than with respect to the recording of such transfers, which will be completed promptly following the Closing and at the Company’s sole cost and expense;

(b)               duly-executed counterparts from Holdco of the Operating Agreement and the Loan Agreement; and

(c)                duly-executed counterparts from Bluestar Alliance LLC of the Participation Agreement and the B. Riley Warrant.

3.2              Buyer Deliveries. On the date hereof, Buyer shall deliver, or shall cause to be delivered, to Holdco (or such other Party as directed by Holdco), or the Escrow Agent, as applicable, each of the following, with such deliveries to Holdco (or such other Party as directed by Holdco) to be held in escrow and automatically released upon the delivery of the Aggregate Consideration at the Closing:

(a)                the Escrowed Closing Payment Amount to the Escrow Agent, in accordance with the terms of Section 1.4;

(b)               duly-executed counterparts from B. Riley of the Participation Agreement and the B. Riley Warrant; and

(c)                duly-executed counterparts from Buyer of the Operating Agreement and the Loan Agreement.

3.3              Closing Deliveries. At the Closing, Buyer shall deliver, or shall cause to be delivered, (a) to the Escrow Agent, an executed counterpart to the joint written instruction contemplated by Section 1.1(c), and (b) to Holdco, the Non-Escrowed Closing Payment Amount. At the Closing, Holdco shall deliver, or shall cause to be delivered, to the Escrow Agent, an executed counterpart to the joint written instruction contemplated by Section 1.1(c).

4.                  REPRESENTATIONS and Warranties of HOLDCO and the Company. Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to Buyer by Holdco prior to the date hereof (the “Disclosure Schedule”) (it being understood that disclosure of any item in any section or subsection of the Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), each of Holdco and the Company, as applicable, represents and warrants to Buyer as of the date hereof as follows:

4.1              Organization.

(a)                Holdco is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York. Holdco has all requisite limited liability company power and authority to own, lease and operate its assets and to carry on its businesses as presently conducted. Holdco is duly qualified to do business and is in good standing (to the extent such concept is applicable) as a foreign limited liability company in each jurisdiction where the conduct of its business as currently conducted requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not, individually or in the aggregate, prevent, materially delay or materially impair the consummation of the Transactions.

(b)               The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York. The Company has all requisite limited liability company power and authority to own, lease and operate its assets (including, after giving effect to the Pre-Closing Transactions, the Brand Assets) and, after giving effect to the Pre-Closing Transactions, to carry on the businesses of utilizing the Brand Assets as currently conducted. At the Closing, the Company will be duly qualified to do business and will be in good standing (to the extent such concept is applicable) as a foreign limited liability company in each jurisdiction where the ownership of any of the Brand Assets or the conduct of the businesses of utilizing the Brand Assets requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not, individually or in the aggregate, be material to the Company or any business that utilizes the Brand Assets at the Closing, after giving effect to the Pre-Closing Transactions, or prevent, materially delay or materially impair the consummation of the Transactions.

4.2              Authorization of Transactions. Each of Holdco and the Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document to which it may be a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by each of Holdco and the Company of this Agreement and each other Transaction Document required to be executed or delivered by it has been duly and validly authorized and no additional authorization or consent is required in connection with the execution, delivery and performance by Holdco or the Company of this Agreement or any of the other Transaction Documents to which it is a party.

4.3              Consents and Approvals. Other than the filings and/or notices required under the HSR Act, no consent, approval, waiver, authorization, notice or filing is required to be obtained by the Company, Holdco or any of their respective Affiliates (each, an “Entity” and collectively, the “Entities”), from, or to be given by any applicable Entity to, or made by any applicable Entity with, any Governmental Entity in connection with the execution, delivery and performance by any applicable Entity of this Agreement or any other Transaction Document to which any of them may be a party. Except as set forth on Schedule 4.3(b) of the Disclosure Schedule, no consent, approval, waiver, authorization, notice or filing is required to be obtained by any applicable Entity from, or to be given by any applicable Entity to, or made by any applicable Entity with, any Person which is not a Governmental Entity in connection with the execution, delivery and performance by any Entity of this Agreement or any other Transaction Document to which any of them may be a party.

4.4              Non-Contravention. The execution, delivery and performance by any of the Entities of this Agreement or any other Transaction Document to which any of them may be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the certificates of formation, limited liability company agreements or other organizational documents of any applicable Entity, (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth on Schedule 4.3(b) of the Disclosure Schedule, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of any applicable Entity under, or result in a loss of any benefit to which any applicable Entity is entitled under, any License or other Contract or document to which it is a party to or bound, or result in the creation of any Lien upon any of the Brand Assets (other than Permitted Liens), or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 4.3(b) of the Disclosure Schedule or required to made or obtained by Buyer or B. Riley, violate or result in a breach of or constitute a default under any Law to which any applicable Entity is subject, or under any Governmental Authorization, other than, in the case of the foregoing clause (iii), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations or Liens that would not, individually or in the aggregate, (A) reasonably be expected to be material to the Company at the Closing, after giving effect to the Pre-Closing Transactions or (B) prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

4.5              Binding Effect. This Agreement and each of the other Transaction Documents, in each case when duly and fully executed and delivered by the counterparties hereto and thereto, constitute or will constitute valid and legally binding obligations of the applicable Entities party to such agreements, enforceable against such parties in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.6              Capital Structure; Subsidiaries.

(a)                Holdco is the sole record owner of the Transferred JV Interest. Holdco has good title to such Transferred JV Interest, free and clear of all Liens (other than any transfer restrictions imposed by federal and state securities laws).

(b)               All of the issued and outstanding equity interests of the Company are owned by Holdco. All of the equity interests of the Company have been duly authorized and are validly issued and, to the extent such concepts are applicable under applicable Law, fully paid and nonassessable. There are no preemptive or other outstanding rights, options, warrants, conversion rights, unit appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any equity interests or other securities or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests or other securities, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(c)                The Company does not have any Subsidiaries and does not own any voting interest in any Person that requires any filing by Buyer under the HSR Act not already contemplated under this Agreement.

(d)               The Company does not have outstanding any bonds, debentures, notes or other obligations evidencing indebtedness of any kind.

4.7              Pre-Closing Transactions; Brand Assets.

(a)                Concurrently with and automatically upon the Closing, Holdco shall cause the completion of the Pre-Closing Transactions, including the sale, assignment, transfer, conveyance and delivery to Holdco, and the contribution to the Company, as applicable, of all of the Brand Assets, in each case free and clear of any Liens (other than Permitted Liens).

(b)               At the Closing, after giving effect to the Pre-Closing Transactions, (i) the Company will have good title to all of the Brand Assets, including all right, title and interest in all of the Trademarks and Domain Names, in each case free and clear of all Liens (other than Permitted Liens), and (ii) the Brand Assets, when taken together with the services to be provided by Bluestar Alliance LLC pursuant to the Operating Agreement, will constitute all the assets, properties and rights necessary for the Company to operate and conduct the businesses utilizing the Brand Assets as currently conducted. None of the Entities have any agreement, absolute or contingent, written or oral, with any Person other than Buyer and its Affiliates to effect any acquisition transaction or to sell or otherwise transfer any of the Brand Assets. Prior to the effectiveness of the Pre-Closing Transactions at the Closing, the Company will not have conducted any business and will have had no assets, liabilities or obligations of any nature other than those incident to its formation. At the Closing, the Company will not have any assets, liabilities or obligations of any nature other that as contemplated by the Transactions.

(c)                Schedule 4.7(c)(i) of the Disclosure Schedule contains a complete and accurate list of all trademarks and all applications and registrations for the foregoing, including all renewals of same, that are owned or controlled by a Brand Company and that will be owned by the Company at the Closing, after giving effect to the Pre-Closing Transactions (collectively, the “Trademarks”). Schedule 4.7(c)(ii) of the Disclosure Schedule contains a complete and accurate list of all Internet domain names that are owned or controlled by a Brand Company and that will be owned by the Company at the Closing, after giving effect to the Pre-Closing Transactions (collectively, the “Domain Names”).

(d)               Schedule 4.7(d) of the Disclosure Schedule sets forth a true, complete and accurate list of all of the Contracts pursuant to which a Brand Company or, at the Closing after giving effect to the Pre-Closing Transactions, the Company, has granted or is granted any license, covenant not to sue, release, waiver, option or other right under one or more of the Brand Assets (collectively, the “Licenses”).

4.8              Affiliate Transactions. There are no Contracts concerning the Brand Assets between or among the Company, Holdco or any of the Brand Companies, on the one hand, and Joseph Gabbay, Ralph Gindi or any of their Affiliates, on the other hand.

4.9              Brokers. The Entities do not have any liability or obligation to pay any broker’s, finder’s or similar fees or commissions to any Person with respect to the Transactions for which any of the Company, Buyer or B. Riley is or may become liable.

4.10          Taxes. None of the Brand Assets were held by Holdco, any Brand Company or any of their Affiliates prior to January 1, 2006.

4.11          No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4 (including the Disclosure Schedule), no Entity or any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Entities or their Affiliates, including any representation or warranty as to the accuracy or completeness of any information regarding the Entities, their Affiliates, the Brand Companies, any of their respective businesses, the Brand Assets or the Transactions, furnished or made available to Buyer, B. Riley and their Affiliates and representatives and any information, documents or material made available to Buyer, B. Riley or their Affiliates and representatives in any electronic data room, management presentations or in any other form in expectation of the Transactions or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

5.                  REPRESENTATIONS and Warranties of Buyer. Buyer represents, warrants and covenants to Holdco and the Company as of the date hereof as follows:

5.1              Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite limited liability company power and authority to own, lease and operate its assets, and to carry on its business as presently conducted.

5.2              Authorization of Transactions. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document to which it may be a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document required to be executed or delivered by it has been duly and validly authorized and no additional authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement or any of the other Transaction Documents to which it is a party.

5.3              Consents and Approvals. Other than the filings and/or notices required under the HSR Act no consent, approval, waiver, authorization, notice or filing is required to be obtained by Buyer or any of its Affiliates from, or to be given by Buyer or any of its Affiliates to, or made by Buyer or any of its Affiliates with, any Governmental Entity in connection with the execution, delivery and performance by Buyer or its Affiliates of this Agreement or any other Transaction Document to which any of them may be a party. No consent, approval, waiver, authorization, notice or filing is required to be obtained by Buyer or any of its Affiliates from, or to be given by Buyer or any of Affiliates to, or made by Buyer or any of its Affiliates with, any Person which is not a Governmental Entity in connection with the execution, delivery and performance by Buyer or its Affiliates of this Agreement or any other Transaction Document to which any of them may be a party.

5.4              Non-Contravention. The execution, delivery and performance by Buyer or any of its Affiliates of this Agreement or any other Transaction Document to which any of them may be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the certificates of formation, limited liability company agreements or other organizational documents of Buyer or any applicable Affiliate, (ii) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Buyer or any such Affiliate under, or result in a loss of any benefit to which Buyer or such Affiliate is entitled under, any Contract or other document to which it is a party to or bound, or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings required to made or obtained by Buyer or such Affiliates, violate or result in a breach of or constitute a default under any Law to which Buyer or such Affiliates are subject, or under any Governmental Authorization, other than, in the case of the foregoing clause (iii), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations or Liens that would not, individually or in the aggregate, reasonably be expected to materially impair or delay Buyer’s ability to perform its obligations hereunder or thereunder.

5.5              Binding Effect. This Agreement and each of the other Transaction Documents, in each case when duly and fully executed and delivered by the counterparties hereto and thereto, constitute or will constitute valid and legally binding obligations of Buyer and its Affiliates party to such agreements, as applicable, enforceable against such parties in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.6              Brokers. Buyer, B. Riley and their Affiliates do not have any liability or obligation to pay any broker’s, finder’s or similar fees or commissions to any Person with respect to the Transactions for which any of the Entities is or may become liable.

5.7              No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer or its Affiliates, including any representation or warranty as to the accuracy or completeness of any information regarding the Buyer, its Affiliates or the Transactions, furnished or made available to the Entities and their Affiliates and representatives, or any representation or warranty arising from statute or otherwise in law, and each of the Entities specifically disclaims reliance on any such other representations or warranties.

5.8              Independent Investigation. Buyer and B. Riley have each conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledge that they each have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Holdco and the Company for such purpose. Buyer and B. Riley each acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the Transactions, Buyer and B. Riley have relied solely upon their own investigation and the express representations and warranties of the Entities set forth in Section 4 (including the Disclosure Schedule) and (b) no Entity or any other Person has made any representation or warranty as to the Entities, their Affiliates, the Brand Companies, any of their respective businesses, the Brand Assets or the Transactions, except as expressly set forth in Section 4 (including the Disclosure Schedule).

6.                  Further Agreements.

6.1              Interim Operations. Except as otherwise expressly permitted by this Agreement, Holdco agrees, that, after the date hereof and prior to the Closing (unless Buyer shall otherwise approve in writing, such approval not to be unreasonably withheld, conditioned or delayed) and except as required by applicable Laws, Holdco shall cause each of the businesses utilizing the Brand Assets to be operated in the Ordinary Course. Without limiting the generality of, and in furtherance of, the foregoing, from the date hereof until the Closing, except as otherwise contemplated by this Agreement or as Buyer may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), none of the Company nor (to the extent related to any business utilizing the Brand Assets) any Brand Companies shall, and Holdco and its Affiliates shall cause the Company and (to the extent related to any business utilizing the Brand Assets) each such Brand Company not to, do any of the following:

(a)                amend its articles of organization or limited liability company agreement;

(b)               acquire any assets of a type or in a manner that is inconsistent with the scope and purpose of its business;

(c)                merge or consolidate with any other Person, or recapitalize;

(d)               sell all or substantially all of its assets;

(e)                issue additional membership interests or admit additional Persons as members;

(f)                borrow money, take any loans or refinance any borrowings, or execute and deliver on its own behalf any obligations, agreements, instruments or other documents of any character relating to any indebtedness, loans or other borrowings, including, mortgages, notes, deeds, trust indentures, guarantees and assignments, or pledge, mortgage or encumber its membership interests or any of its assets as security for any such borrowings, loans, guarantees or other assistance (in each case, other than as contemplated by any Licenses entered into in the Ordinary Course);

(g)               enter into any Contract with Joseph Gabbay, Ralph Gindi or any Entity, other than other than as contemplated by the Transaction Documents;

(h)               make any material Tax election or change any method of Tax accounting;

(i)                 directly or indirectly: (i) sell, convey, transfer, pledge or otherwise encumber or dispose of the Transferred JV Interest, (ii) deposit such Transferred JV Interest into a voting trust or enter into a voting agreement or arrangement with respect to such Transferred JV Interest or grant any proxy with respect thereto or (iii) enter into any Contract with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of such Transferred JV Interest;

(j)                 declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise; or

(k)               agree, authorize or commit to do any of the foregoing.

6.2              Reasonable Best Efforts.

(a)                The Parties shall cooperate and use their respective reasonable best efforts to fulfill as promptly as practicable the conditions precedent to the other Parties’

obligations hereunder, including securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, Buyer and the Entities will make all filings and submissions required by the HSR Act and any other Laws within five (5) Business Days from the date hereof and promptly file any additional information requested as soon as practicable after receipt of such request therefor. Notwithstanding anything to the contrary contained herein, none of the Parties shall be required to (A) agree to sell, divest, dispose of or hold separate any assets or businesses, or otherwise take or commit to take any action that could reasonably limit their freedom of action with respect to, or their ability to retain, one or more businesses, product lines or assets or (B) litigate, (or defend) against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the transactions contemplated hereby as violative of any competition Law.

(b)               Without limiting the generality of Section 6.2(a), the Parties shall cooperate with each other and shall furnish to one another all information necessary or desirable in connection with making any filing under the HSR Act and for any application or other filing to be made pursuant to any competition Law, and in connection with resolving any investigation or other inquiry by any Governmental Entity under any competition Laws with respect to the transactions contemplated by this Agreement. Each of the Parties shall promptly inform the other party of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such transaction. No Party shall or shall permit its respective officers or Affiliates to participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other party prior notice of such meeting and, to the extent permitted by such Governmental Entity, the opportunity to participate in such meeting or other oral communication. The Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings under or relating to the HSR Act or other competition Laws (including, with respect to making a particular filing, by providing copies of all such documents to the non-filing party and their advisors prior to filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith), provided, however, that (i) no materials concerning a Party’s valuation of the Company are required to be shared under this provision, and (ii) a Party may redact its internal financial information or competitively sensitive information or may provide it on condition that only outside counsel may receive the information.

6.3              Notifications. Subject to applicable Law and as required by any Governmental Entity, Buyer and Holdco each shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Buyer or Holdco, as the case may be, or any of their respective Affiliates, from any third party and/or any Governmental Entity with respect to the Transactions.

6.4              Pre-Closing Transactions. Prior to or concurrently with the Closing, each of Holdco and the Company shall and shall cause their respective Affiliates to take such actions as may be necessary to ensure that the Pre-Closing Transactions will occur concurrently with and automatically upon the Closing. If, following the Closing, (i) Holdco determines that any assets that should not have been transferred in the Pre-Closing Transactions were so transferred or that any liabilities that should have been transferred and assumed in the Pre-Closing Transactions were not so transferred and assumed, or (ii) Buyer determines that any assets that should have been transferred to the Company in the Pre-Closing Transactions were not so transferred or that any liabilities that should not have been transferred and assumed in the Pre-Closing Transactions were so transferred and assumed, Holdco and Buyer shall cooperate in good faith to determine if such assets are held, or such liabilities were assumed, by the wrong party and, if the Parties mutually so determine, they shall effect the transfer of such asset to, or the assumption of such liability by, the appropriate party or its designee as soon as reasonably practicable and for no consideration. To the extent that the Parties mutually determine following the Closing that any asset that was intended to be transferred pursuant to this Agreement was not transferred, Holdco and its Affiliates shall promptly assign and transfer, or cause to be assigned and transferred, to the Company all right, title and interest in and to such asset.

6.5              Public Announcements. The initial press release with respect to the transactions contemplated by this Agreement shall be a joint press release mutually agreed by the Parties, and thereafter Buyer and Holdco shall not issue any press releases or otherwise make any public announcements with respect to the transactions contemplated by this Agreement or make any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or the NASDAQ Global Market or (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law. Buyer and Holdco shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other Party. Each Party and its Affiliates may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by Buyer and Holdco hereunder or otherwise in accordance with the Transaction Documents.

6.6              Allocation of Royalty Payments, Advances, Etc. Regardless of the period that any royalties or other fees, compensation or other amounts solely with respect to the license of any Brand Assets (“License Royalty Amounts”) relates, all License Royalty Amounts paid on or after October 1, 2019 shall be the property of the Company, and Holdco agrees to, and shall cause any of its applicable Affiliates to, forward and pay over to the Company, promptly following receipt thereof, any and all License Royalty Amounts that any Person party to a License pays to any Entity on or after October 1, 2019 under any License. Prior to the Closing, Holdco shall not, and shall cause the Brand Companies not to, alter any Ordinary Course payment mechanism or instructions under any License, including by offering pre-payment discounts or other incentives.

6.7              Further Assurances; Recordation. From time to time after the Closing Date, each Party shall, and shall cause its Affiliates to, promptly execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by the other Parties and necessary for the requesting party to satisfy its obligations hereunder or to obtain the benefits of the Transactions. Promptly following the Closing, the Company shall take all steps reasonably required to register and record the transfers of the Brand Assets from the Brand Companies to the Company, including making all customary filings with the United States Patent and Trademark Office, and the Company shall bear the full costs and expenses of such registrations, recordings and similar actions.

6.8              Guarantee. B. Riley hereby guarantees, to and for the benefit of Holdco and the Company, the full and timely performance by Buyer of its obligations under this Agreement to make (or cause to be made) the Closing Payment and make any indemnification payments pursuant to Section 9.

6.9              Tax Matters.

(a)                Holdco shall be liable for and shall indemnify Buyer or the Company for (i) any Taxes imposed with respect to any Brand Assets or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date, (ii) Losses directly or indirectly relating to or arising out of any liability for Taxes imposed with respect to any Brand Assets or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date and (iii) any taxes for which a Brand Company is liable pursuant to Section 6.9(d).

(b)               Buyer shall be liable for and shall indemnify any applicable Brand Company for any taxes which Buyer is liable pursuant to Section 6.9(d).

(c)                Holdco shall file or cause to be filed when due all Tax Returns that are required to be filed with respect to each business utilizing the Brand Assets for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns, and the Company shall file or cause to be filed when due all Tax Returns that are required to be filed with respect to the business utilizing the Brand Assets for taxable years or periods ending after the Closing Date and shall pay any Taxes due in respect of such Tax Returns. Holdco shall pay the Company any Taxes for which Holdco is liable pursuant to Section 6.9(a) (but which are payable with Tax Returns to be filed by the Company pursuant to the preceding sentence) within ten (10) days prior to the due date for the filing of such Tax Returns.

(d)               Any taxes related to the sale or contribution of any Brand Assets pursuant to this Agreement that are legally required to be paid by a seller shall be the responsibility of Holdco or the applicable Brand Company and shall be promptly paid by Holdco or such Brand Company to the appropriate taxing authorities following the Closing. Any taxes related to the sale of the Sold Assets to Buyer which are legally required to be paid by a buyer shall be the responsibility of Buyer and shall be promptly paid by Buyer to the appropriate taxing authorities following the Closing.

(e)                The Aggregate Consideration (plus any other amounts properly taken into account under the Code), shall be allocated among the Sold Assets for federal income tax purposes (and, to the extent applicable, state and local income tax purposes) in accordance with Section 1060 of the Code. Buyer shall prepare an allocation schedule setting forth such allocation within sixty (60) days after the Closing Date and shall deliver such allocation to Holdco for Holdco’s consent, which shall not be unreasonably withheld, conditioned or delayed. If the Aggregate Consideration is subsequently adjusted, such allocation schedule shall be adjusted as mutually agreeable to both Buyer and Holdco. Buyer, Holdco and the Company shall follow and use such agreed-upon allocation schedule in reporting the sale of the Sold Assets to Buyer on all tax returns, filings or other related reports made by them to any Governmental Entity; provided, however, that nothing contained herein shall prevent any Buyer, Holdco or the Company from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of such allocation schedule, and none of Buyer, Holdco or the Company shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging such allocation schedule.

6.10          Confidentiality. The Parties acknowledge that the information made available by each of them in connection with this Agreement and the Transactions is subject to the terms of the Non-Disclosure Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Non-Disclosure Agreement shall terminate. In the event that this Agreement is terminated without the Closing having occurred, then the Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms.

6.11          Release. Effective upon the Closing, Buyer and B. Riley, on behalf of themselves and each of their respective Affiliates, beneficiaries, successors and assigns (the “Buyer Releasing Parties”), hereby release, forever discharge and covenant not to sue each of the Entities, Bluestar Alliance LLC, the Brand Companies and each of their respective individual, joint or mutual, employees, members, officers, managers, principals, representatives, Affiliates, successors and assigns (collectively, “Releasees”) from and with respect to any and all claims, dues and demands, proceedings, causes of action, orders, obligations, Contracts, debts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which the Buyer Releasing Parties now have, have ever had or may hereafter have against the respective Releasees to the extent arising contemporaneously with or prior to the Closing and on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing or pertaining to the Releasees’ relationships, direct and indirect, with the Brand Companies or the operation of the businesses utilizing the Brand Assets prior to the Closing; provided, however, that this release shall not apply with respect to (a) claims made against the Releasees based on actual fraud or willful misconduct, or (b) any rights or claims of the Buyer Releasing Parties against Holdco pursuant to Section 9 of this Agreement.

7.                  Termination. If the expiration or earlier termination of the waiting period applicable to the consummation of the Transactions under the HSR Act shall not have occurred on or prior to December 30, 2019, this Agreement shall automatically terminate and Holdco shall cause the return of the Escrowed Closing Payment Amount in accordance with the terms of Section 1.4, and thereafter this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its representatives or Affiliates); provided, however, that the provisions set forth in this Section 7, in Section 11 and in the Non-Disclosure Agreement shall survive the termination of this Agreement.

8.                  SURVIVAL.

(a)                Except to the extent a different period is expressly set forth herein, the representations and warranties contained in this Agreement shall survive the Closing and shall terminate on the date which is twelve (12) months after the Closing Date; provided, that the representations and warranties set forth in Sections 4.1 (Organization), 4.2 (Authorization of Transactions), 4.5 (Binding Effect), 4.6 (Capital Structure; Subsidiaries), 5.1 (Organization), 5.2 (Authorization of Transactions) and 5.5 (Binding Effect) (collectively, the “Fundamental Representations”) and the representations and warranties set forth in Section 4.7 (Pre-Closing Transactions; Brand Assets) shall survive until sixty (60) days after the expiration of the applicable statute of limitations for the applicable underlying claim, giving effect to any extensions or waivers thereof; it being understood that in the event notice of any claim for indemnification under Section 9.1 or Section 9.2 hereof has been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

(b)               For the avoidance of doubt, Section 6, this Section 8, Section 9 and all post-closing covenants shall survive the Closing until all rights and obligations hereunder and thereunder shall have expired. In addition, any claims in connection with actual fraud or willful misconduct shall survive indefinitely.

9.                  INDEMNIFICATION.

9.1              Indemnification by Holdco. Holdco hereby agrees to indemnify, defend and hold any Indemnitee harmless from, against and in respect of, any and all damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and costs and expenses (including reasonable attorneys’ fees, and reasonable out of pocket disbursements) (collectively “Losses”) imposed on, sustained, incurred or suffered by, or asserted against such Indemnitee, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly arising out of or in any manner occasioned by or relating to: (i) any Liabilities of the Company or with respect to any business utilizing the Brand Assets, in each case to the extent arising from or related to any period prior to the Closing (other than liabilities for Taxes, it being understood that Section 6.9 addresses liabilities for Taxes), and except as expressly assumed by the Company pursuant to the Pre-Closing Transaction Documents (collectively, “Indemnified Pre-Closing Liabilities”), (ii) the Pre-Closing Transactions, (iii) any inaccuracy in or breach by an Entity of any of their respective representations, warranties or covenants under this Agreement or in any exhibit or schedule hereto or in any certificate delivered by any Entity in connection herewith or (iv) any liabilities for Taxes contemplated by Section 6.9(a).

9.2              Indemnification by Buyer. Buyer hereby agrees to indemnify, defend and hold any Indemnitee harmless from, against and in respect of, any and all Losses imposed on, sustained, incurred or suffered by, or asserted against such Indemnitee, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly arising out of or in any manner occasioned by or relating to: (i) any inaccuracy in or breach by Buyer of any of its representations, warranties or covenants under this Agreement or in any exhibit or schedule hereto or in any certificate delivered by Buyer in connection herewith or (ii) any liabilities for Taxes contemplated by Section 6.9(b).

9.3              Procedures for Indemnification.

(a)                Any Indemnitee under Section 9.1 or Section 9.2 shall notify the applicable indemnifying party (the “Indemnitor”), of the claim in writing, including a reasonable description of the claim based on information then known to the Indemnitee and an estimate of the amount sought thereunder (if known and quantifiable), which estimate shall not be conclusive of the final amount of such claim. Subject to Section 9.3(b), the Indemnitor shall have a period of 30 days within which to respond to such claim, and will be deemed to have accepted such claim if it has not so responded within such 30-day period. If the Indemnitor rejects all or any part of such claim, the Indemnitee shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such claim.

(b)               If a claim for indemnification under Section 9.1 or Section 9.2 results from a third-party action, suit, claim or demand (a “Third-Party Claim”), the Indemnitee shall provide the claim notice described in the first sentence of Section 9.3(a) promptly after its receipt of written notice of such Third-Party Claim; provided, however, that the failure timely to give such claim notice shall affect the rights of the Indemnitee hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnitee with respect to such Third Party Claim. Upon receipt of a claim notice in respect of a Third-Party Claim, the Indemnitor shall have 30 days (or such lesser number of days set forth in such claim notice as may be required by court proceeding in the event of a litigated matter) after the date of receipt of such claim notice to notify the Indemnitee that it desires to participate in the defense of such Third-Party Claim at such Indemnitor’s expense, and upon so notifying the Indemnitee the Indemnitor shall be entitled to assume the defense of such Third-Party Claim by appropriate proceedings and shall have the sole power to direct and control such defense with counsel reasonably satisfactory to the Indemnitee; provided that the Indemnitee shall be entitled to participate (but not control or make decisions related thereto) in the defense of such Third-Party Claim and to employ counsel of its choice for such purpose at the Indemnitee’s expense and the Indemnitee shall cooperate in good faith in such defense. The Indemnitor may not settle any Third-Party Claim without the Indemnitee’s prior written consent unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any Person, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor and (iii) there is an unconditional release of the Indemnitee from all liability or obligation with respect to the claims asserted in such Third-Party Claim. If the Indemnitor (a) elects not to undertake the good faith defense or settlement of the claim in accordance with this Section 9.3(b), whether by not giving the Indemnitee timely notice of its desire to so defend or otherwise, or (b) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim, then the Indemnitee shall have the right to contest, settle or compromise the claim at its exclusive discretion, at the risk and expense of Indemnitor, and to seek indemnification for any and all Losses arising from or related to such claim. The Indemnitee and the Indemnitor shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law) in connection with the defense of any Third Party Claim, and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

9.4              Limitations on Amount.

(a)                No individual claim for any Losses under Section 9.1 or Section 9.2 shall be asserted unless and until the aggregate amount of such Losses, when aggregated with the amount of Losses arising from all related claims, exceeds an amount equal to $25,000 (and Losses for any individual claim or series of related claims below such amount shall not be aggregated or taken into account for purposes of the Deductible).

(b)               In no event shall any Indemnitee (or group of Indemnitees) be entitled to recover Losses from the applicable Indemnitor (i) with respect to any inaccuracy in or breach of any representations and warranties under this Agreement or in any exhibit or schedule hereto or in any certificate delivered by any Party in connection herewith (other than the Fundamental Representations), until such time as the total amount of all Losses that have been directly or indirectly suffered or incurred by any one or more of such Indemnitees, or to which any one or more of such Indemnitees has or have otherwise become subject, in respect of all such breaches taken together exceeds an amount equal to $1,165,000 (the “Deductible”) in the aggregate (it being understood that if the total amount of such Losses exceeds the Deductible, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for all indemnifiable Losses that are in excess of the Deductible); (ii) with respect to any inaccuracy in or breach of the Fundamental Representations, in excess of an amount equal to the Closing Payment; and (iii) with respect to all other representations and warranties under this Agreement or in any exhibit or schedule hereto or in any certificate delivered by any Party in connection herewith, in excess of an aggregate amount equal to $11,650,000.

(c)                Notwithstanding anything in this Section 9.4 to the contrary, the limitations set forth in this Section 9.4 shall not apply to Losses arising out of or related to (i) any Indemnified Pre-Closing Liabilities, (ii) any liabilities for Taxes contemplated by Section 6.9 or (iii) actual fraud or willful misconduct.

(d)               Absent actual fraud or willful misconduct, the indemnification provisions contained in this Section 9 are intended to provide the sole and exclusive remedy following the Closing as to all Losses any Indemnitee may incur arising from or relating to breaches of the representations and warranties contained in this Agreement.

(e)                Payments by an Indemnitor pursuant to Section 9.1 or Section 9.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnitee in respect of any such claim, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds or payments.

(f)                In no event shall any Indemnitor be liable to any Indemnitee for any punitive, incidental, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

9.5              Additional Agreements.

(a)                Each Party shall have the right to rely fully upon the representations, warranties, covenants and agreements made by any other Party contained in this Agreement.

(b)               Notwithstanding anything to the contrary contained herein, with respect to any inaccuracy in or breach of a representation, warranty or other provision contained in this Agreement or in any exhibit or schedule hereto or in any certificate delivered by any Party in connection herewith, solely for purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each such representation, warranty and other provision shall be read without regard and without giving effect to any materiality or knowledge standard or qualification contained therein (as if such standard or qualification were deleted from such representation, warranty or other provision).

(c)                Any liability of an Entity for any indemnifiable Loss hereunder shall, after either (i) agreement on such Loss by the applicable Parties, or (ii) a final non-appealable order of any court of competent jurisdiction on such Loss, and to the extent not otherwise satisfied by other means, be satisfiable through the payment to the applicable Indemnitee or any of its representatives of any distributions that Holdco would otherwise be entitled to receive in its capacity as a member of Company in accordance with the terms of Section 5.2(e) of the Operating Agreement, and Holdco shall have no right to receive any such distributions, until the amount of such liability of Holdco hereunder has been paid in full to such Indemnitee.

(d)               The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the consideration for the Sold Assets, unless otherwise required by applicable Law.

10.              DEFINED TERMS.

(a)                Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings specified in this Section 10(a):

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For the avoidance of doubt, Buyer shall not be considered an affiliate of either Holdco or the Company hereunder.

“B. Riley Warrant” means a warrant to purchase 200,000 shares of the common stock, par value $0.0001 per share, of B. Riley, in the form attached hereto as Exhibit A.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Los Angeles, California, or New York City, New York, are authorized or obligated by Law or executive order to close.

“Closing Payment” means One Hundred and Sixteen Million Five-Hundred Thousand Dollars ($116,500,000.00).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise, insurance policy, commitment or other binding arrangement or agreement.

“Loan Agreement” means the Secured Loan Agreement in the form attached hereto as Exhibit B.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals related to any Brand Business and issued by or obtained from a Governmental Entity.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Indemnitee” means (i) in the case of a claim for indemnification pursuant to Section 9.1, the Company, its Subsidiaries, and their respective directors, officers, shareholders, partners, members, managers, employees, agents, representatives, attorneys, successors and assigns, each in their capacity as such and, to the extent that the indemnification of, and payments to, the Company would not constitute full payment of all Losses suffered by Buyer, B. Riley and each of their respective Affiliates, directors, officers, shareholders, partners, members, managers, employees, agents, representatives, attorneys, successors and assigns, each in their capacity as such, such additional Persons and, (ii) in the case of a claim for indemnification pursuant to Section 9.2, the Company, its Subsidiaries, and each of their respective officers, directors, employees, agents, successors and permitted assigns, each in their capacity as such and, to the extent that the indemnification of, and payments to, the Company would not constitute full payment of all Losses suffered by Holdco and each of its Affiliates, directors, officers, shareholders, partners, members, managers, employees, agents, representatives, attorneys, successors and assigns, each in their capacity as such, such additional Persons.

“Law” means any law, rule, regulations, judgment, injunction, order, ordinance, statute, decree or other restriction enacted, issued, promulgated, enforced or entered by a Governmental Entity.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any encumbrance, hypothecation, infringement, lien, deed of trust, mortgage, easement, encroachment, pledge, restriction, security interest, option, title retention or other security arrangement, or any other restriction or third-party right or interest, charge or claim of a similar nature in or on any asset, property or property interest.

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement, dated as of November 2, 2016, by and among Bluestar Alliance LLC and Great American Group, LLC.

“Non-Recourse Party” means, with respect to any Party, any of such Party’s former, current and future direct or indirect equityholders, controlling Persons, directors, officers, employees, legal counsel, financial advisors, agents, representatives, Affiliates (other than such Party’s subsidiaries and Affiliates controlled by such Party), members, managers, general or limited partners, successors or assignees (or any former, current or future equityholder, controlling Person, director, officer, employee, legal counsel, financial advisors, agent, representative, Affiliate (other than such Party’s subsidiaries and Affiliates controlled by such Party), member, manager, general or limited partner, successor or assignee of any of the foregoing).

“Operating Agreement” means the Amended and Restated Operating Agreement of Buyer in the form attached hereto as Exhibit C.

“Ordinary Course” means, with respect to any business utilizing any Brand Assets, the conduct of such business in accordance with its normal day-to-day customs, practices and procedures and in accordance with historical conduct.

“Participation Agreement” means the Participation Agreement in the form attached hereto as Exhibit D.

“Permitted Lien” means (i) all Liens for Taxes which are not yet due or payable, (ii) all landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens and other similar Liens imposed by Law, incurred in the Ordinary Course, (iii) Liens that will be released and discharged at or prior to the Closing, (iv) Liens created by the Licenses, or (v) other imperfections of title or Liens, if any, that have not had, and are not reasonably expected to have, individually or in the aggregate, a materially adverse impact on the operation of the businesses utilizing the Brand Assets.

“Person” means any individual, corporation (including any non-profit corporation), company, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Tax” means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, escheat, unclaimed property, payroll, withholding, unemployment compensation, social security, retirement, environmental (including any Taxes imposed under Section 59A of the Code) or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charges of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

“Tax Returns” means all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Governmental Entity with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

“Transactions” means the transactions contemplated by this Agreement and each of the other Transaction Documents, including, for the avoidance of doubt, the Pre-Closing Transactions.

(b)               Terms Defined Elsewhere. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
Aggregate Consideration	1.1
Agreement	Preamble
B. Riley	Preamble
Brand Assets	Recitals
Brand Companies	Recitals
Brand Company	Recitals
Buyer	Preamble
Buyer Releasing Parties	6.11
Closing	2
Closing Date	2
Company	Preamble
Deductible	9.4(a)
Designated Account	1.1
Disclosure Schedule	4
Domain Names	4.7(c)
Entities	4.3
Entity	4.3

Escrow Agent	1.4
Escrow Agreement	1.4
Escrowed Closing Payment Amount	1.3
Fundamental Representations	8(a)
Holdco	Preamble
HSR Act	2
Indemnified Pre-Closing Liabilities	9.1
Indemnitor	9.3(a)
License Royalty Amounts	6.5
Licenses	4.7(d)
Losses	9.1
Non-Escrowed Closing Payment Amount	1.1
Parties	Preamble
Party	Preamble
Pre-Closing Transaction Documents	Recitals
Pre-Closing Transactions	Recitals
Releasees	6.11
Sold Assets	1.3
Third-Party Claim	9.3(b)
Trademarks	4.7(c)
Transaction Documents	11.7
Transferred JV Interest	1.2

11.              MISCELLANEOUS PROVISIONS.

11.1          Notices. Any notice, request, instruction or other document to be given hereunder by any Party to any other Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, by email or by overnight courier:

To an Entity:	with a copy to (which shall not constitute notice):

240 Madison Avenue, 15th Floor New York, New York 10016 Telephone: (212) 290-1370 Attn: Ralph Gindi Email: Rgindi@bluestarall.com and Joseph S. Sutton, Esq. Email: JSutton@bluestarall.com	Dorsey & Whitney LLP 51 West 52nd Street New York, New York 10019 Attn: Bruce Ewing Email: ewing.bruce@dorsey.com Fax: (212) 953-7201

To Buyer or B. Riley:	with a copy to (which shall not constitute notice):

B. Riley Financial, Inc. 21255 Burbank Boulevard, Suite 400 Woodland Hills, California 91367 Attention: Alan N. Forman Email: aforman@brileyfin.com Fax: (818) 746-9288	Sullivan & Cromwell LLP 1888 Century Park East, Suite 2100 Los Angeles, California 90067 Attn: Patrick S. Brown Email: brownp@sullcrom.com Fax: (310) 407-2685

Any party hereto may, from time to time, by written notice to the others, designate a different address, which shall be substituted for the one specified above. If any notice, request, instruction or other document is given as provided above, the same shall be deemed to have been effectively given to the receiving party upon actual receipt, if delivered personally, three (3) Business Days after deposit in the mail if sent by registered or certified mail, upon confirmation of successful transmission if sent by facsimile or email; (provided, that if given by facsimile or email such notice, request, instruction or other document shall be confirmed within one business day by dispatch pursuant to one of the other methods described herein) or on the next business day after deposit with an overnight courier.

11.2          Benefit; Assignments. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. Notwithstanding the foregoing, neither Party shall, without the consent of the other Parties hereto, have the right to assign any of its rights or delegate any of its obligations hereunder, except that Buyer may assign any and all of its rights under this Agreement or any other Transaction Document to one or more of its wholly owned subsidiaries (but no such assignment shall relieve Buyer of any of its obligations hereunder).

11.3          Neutral Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall not be construed in favor of or against any party by reason of by whom it was drafted. Each of the Parties acknowledges that it has read, understood and voluntarily entered into this Agreement after having had the opportunity to consult with counsel and tax advisors of its or his choice.

11.4          Exhibits. All exhibits and schedules (including the Disclosure Schedule) to this Agreement and any attachments thereto and any certificates delivered in connection herewith are hereby incorporated into this Agreement by this reference. Any reference to this Agreement shall be deemed to include such exhibits, schedules, attachments and certificates.

11.5          Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all of the Parties hereto, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

11.6          Governing Law; Waiver of Jury Trial; Specific Performance.

(a)                THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The Parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a Delaware State or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.1 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE TRANSACTIONS contemplated hereby. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

(c)                The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity.

11.7          Entire Agreement. This Agreement together with the Operating Agreement, the Participation Agreement, the Loan Agreement, the B. Riley Warrant and the Non-Disclosure Agreement (collectively, the “Transaction Documents”), and the other documents, exhibits and schedules referred to herein and therein and any certificates delivered in connection herewith or therewith, constitute the entire agreement among the parties hereto and thereto pertaining to the subject matter hereof and thereof, and supersede any and all prior oral and written, and all contemporaneous oral, agreements or understandings pertaining hereto or thereto. There are no agreements, understandings, restrictions, warranties or representations relating to such subject matter among the parties hereto or thereto other than those set forth herein, in the other Transaction Documents and in the other documents, exhibits and schedules referred to herein and therein and any certificates delivered in connection herewith or therewith.

11.8          Expenses. Except as otherwise expressly set forth in this Agreement, each party shall bear its own costs and expenses, including attorneys’ fees, incurred in connection with this Agreement and the transactions contemplated hereby.

11.9          No Third Party Beneficiaries. Except as otherwise set forth in Section 9, nothing in this Agreement is intended, nor shall be construed, to confer upon any person or entity other than the Parties any right or remedy under or by reason of this Agreement, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 11.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

11.10      Construction. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and correlative forms of such terms have corresponding meanings. A reference to a party to this Agreement or a party to any other agreement or document includes such party’s permitted successors and assigns. A reference to legislation or to a provision of legislation includes a modification or reenactment of it, a legislative provision substituted for it, and a regulation or statutory instrument issued under it. A reference to a writing includes a facsimile or e-mail transmission of it. The words “hereof,” “herein” and “hereunder,” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule, and exhibit references are to this Agreement unless otherwise specified. The word “including,” “include,” “includes” and all variations thereof shall mean “including, without limitation.” References to “$” or to “dollars” shall mean the lawful currency of the United States of America. Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

11.11      Severability. If any provision of this Agreement shall be unlawful, void or unenforceable in whole or in part for any reason, such provision or such part thereof shall be deemed separable from and shall in no way affect the validity or enforceability of the remaining provisions of this Agreement.

11.12      Headings. Headings contained in this Agreement are solely for the convenience of the parties hereto and shall not be deemed to or be used to define, construe or limit any of the provisions hereof.

11.13      Counterparts/Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument. Facsimile and scanned signatures shall be deemed original signatures and the parties agree that a facsimile or scanned signature shall be followed by a manually signed original if requested by either party.

11.14      No Recourse. Except as provided in Section 6.8, this Agreement may only be enforced against, and any claims or causes of action that may arise out of this Agreement whether in contract or in tort, at law or in equity, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) may only be made, subject to the other limitations set forth herein, against a Person to the extent that such Person is expressly identified as a Party and only in such Person’s capacity as such. Notwithstanding any provision of this Agreement or otherwise, the Parties agree on their own behalf and on behalf of their respective Affiliates that no Non-Recourse Party of a Party (other than B. Riley as provided in Section 6.8) shall have any liability relating to this Agreement or any of the transactions contemplated hereby or for any claim or cause of action, whether in contract or in tort, at law or in equity, based on, in respect of or by reason of this Agreement or any of the transactions contemplated hereby or its negotiation or execution, and each Party waives and releases all such liabilities against any Non-Recourse Party (other than the obligations of B. Riley as provided in Section 6.8) to the maximum extent permitted by Law.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Buyer

B. Riley Brand Management LLC, a Delaware limited liability company

By:	/s/ Bryant R. Riley
	Name:	Bryant R. Riley
	Title:	Authorized Person

HOLDCO

BR BRAND ACQUISITION LLC, a New York limited liability company

By:	/s/ Ralph Gindi
	Name:	Ralph Gindi
	Title:	Manager

The company

BR Brand Holdings LLC, a New York limited liability company

By:	/s/ Ralph Gindi
	Name:	Ralph Gindi
	Title:	Manager

B. Riley (Solely with respect to Sections 1.1(b), 6.8 and 6.11)

B. Riley Financial, Inc., a Delaware corporation

By:	/s/ Bryant R. Riley
	Name:	Bryant R. Riley
	Title:	Co-CEO